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                                                                     EXHIBIT 6a

                           NEW USA MUTUAL FUNDS, INC.

                              AMENDED AND RESTATED

                            DISTRIBUTOR'S AGREEMENT

     Amended and Restated Distributor's Agreement dated as of March 14, 1996, by and between NEW USA MUTUAL FUNDS, INC., a Maryland corporation (the "Company"), and WILLIAM O'NEIL & CO. INCORPORATED, a California corporation ("WON & Co.").

     WHEREAS, the Company is an open-end management investment company;

     WHEREAS, WON & Co. has the facilities to sell and distribute the shares of beneficial interest of the various series established from time to time by the Company ("Funds"); and

     WHEREAS, the Company and WON & Co. entered into a Distribution Agreement dated as of April 1, 1992 (the "Distribution Agreement") and are desirous of amending and restating such agreement;

     WHEREAS, since the date that the parties entered into the Distribution Agreement, the Company has changed its name from New USA Funds, Inc. to New USA Mutual Funds, Inc.;

     NOW, THEREFORE, in consideration of the mutual agreements contained herein, the parties agree to amend and restate the Distribution Agreement in its entirety as follows:

     1. Underwriter. WON & Co. shall be the exclusive principal underwriter for the sale of shares of each Fund. The term "shares" as used herein shall mean shares of beneficial interest of the Funds. The Company reserves the right to refuse at any time or times to sell any shares for any reason deemed adequate by it.

     2. Sales of Shares to WON & Co. and Sales by WON & Co. WON & Co. will have the right, as principal, to sell shares to investment dealers against orders therefor at the public offering price less a discount determined by WON & Co., which discount shall not exceed the amount of the sales charge referred to below.

     WON & Co. will also have the right, as principal, to purchase shares from the Funds at their net asset value and to sell such shares to the public against orders therefor at the public offering price. Upon receipt of an order to purchase Funds shares from a bank or dealer with whom WON & Co. has a sales contract, WON & Co. will promptly purchase shares from such Fund to fill such order. Upon receipt of registration instructions in proper form and payment for such shares, WON & Co. will transmit such instructions to the Fund or its agent for registration of the shares purchased.


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     WON & Co. will also have the right, as agent for the Funds, to sell shares at the public offering price to such persons and upon such conditions as the Directors of the Company may from time to time determine.

     WON & Co. will also have the right, as principal, to sell shares at their net asset value to such persons as may be approved by the Directors of the Company, all such sales to comply with the provisions of the Investment Company Act of 1940, as amended (the "1940 Act"), and the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder.

     The public offering price shall be the net asset value of shares then in effect, plus any applicable sales charge determined in the manner set forth in the then current Prospectus and Statement of Additional Information of the Fund (collectively, the "Registration Statement") or as permitted by the 1940 Act and the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder. In no event shall any applicable sales charge exceed 5% of the public offering price. The net asset value of the shares shall be determined in the manner provided in the then current Registration Statement of the Fund and when determined shall be applicable to transactions as provided for in the then current Registration Statement.

     On every sale the Fund shall receive the applicable net asset value of the shares. WON & Co. shall have the right to retain the sales charge less any applicable dealer discount. WON & Co. will reimburse the Fund for any increased issue tax paid on account of the sales charge. The Fund will reimburse WON & CO. for distribution expenses pursuant to the Company's Plan of Distribution under Rule 12b-l of the 1940 Act (the "Plan of Distribution").

     3. Sales of Shares by the Company. The Company may, to the extent permitted by the 1940 Act, cause the Funds to issue shares at any time and to sell shares to shareholders of the Funds or to other persons approved by WON & Co. at not less than net asset value, and may also cause the Funds to sell shares at not less than net asset value to (i) current or retired directors and officers of the Company and any other investment companies for which New USA Research & Management Co. may serve as investment manager; employees or retired employees of the companies comprising or affiliated companies of New USA Research & Management Co.; and trusts primarily for the benefit of such persons; (ii) registered representatives in their individual capacity or full-time employees of brokers and dealers which have entered into dealer agreements with WON & Co.; (iii) brokers, dealers, registered investment advisers or bank trust departments that have entered into an agreement with WON & Co. providing specifically for the use of Fund shares in fee-based investment products made available to such person's clients; (iv) the spouse, children and parents of those persons listed in clauses (i) and (ii) above; (v) shareholders who have redeemed shares of a Fund provided that (a) the investment by such shareholder in Fund shares is effected within 60 days after the redemption trade date and (b) any shareholder exercising this privilege has not previously exercised this privilege and provides to the relevant Fund's shareholder servicing agent when the purchase is placed, information sufficient to permit verification of the fulfillment of the above requirements; and (vi) shareholders of a Fund who have exchanged their Fund shares for shares of the Money Market Portfolio of Cash Account Trust ("CAT"), to the extent that the investment by such shareholders in Fund shares consists solely of CAT shares acquired

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by exchanging Fund shares for such CAT shares plus CAT shares acquired through reinvestment of dividends on such CAT shares. The Company shall also honor the internal policies which individual broker-dealers may have established for net asset value purchases by their employees. In addition, WON & Co., in its discretion, may waive the sales charge on invested amounts in excess of $1,000,000 or for certain institutional investors, including corporate 401(k) plans. Notwithstanding the foregoing, there will be a deferred sales charge of 1% of the original purchase price, with no reallowance to the dealer, if investors for whom the sales charge has been waived redeem their investment within twelve months.

     4. Repurchase of Shares. WON & Co. will act as agent for the Funds in connection with the repurchase of shares by the Funds upon terms and conditions set forth in the then current Registration Statement of the respective Funds.

     5. Basis of Purchases and Sales of Shares. WON & Co. will use its best efforts to place shares sold by it on an investment basis. WON & Co. does not agree to sell any specific number of shares. Shares will be sold by WON & Co. only against orders therefor. WON & Co. will not purchase shares from anyone other than the Fund except in accordance with Section 4, and will not take "long" or "short" positions contrary to the then current Registration Statement of the respective Fund.

     6. Rules of NASD, etc. WON & Co. will conform to the Rules of Fair Practice of the National Association of Securities Dealers, Inc. and the sale of securities laws of any jurisdiction in which it sells, directly or indirectly, any shares. WON & Co. also agrees to furnish to the Company sufficient copies of any agreements or plans it intends to use in connection with any sales of shares in adequate time for the Company to file and clear them with the proper authorities before they are put in use, and not to use them until so filed and cleared, and other expenses as may be authorized by the Board of Directors pursuant to the Company's Plan of Distribution.

     7. WON & Co. Independent Contractor. WON & Co. shall be an independent contractor and neither WON & Co. nor any of its officers or employees, as such, is or shall be an employee of the Company or the Funds. Won & Co. is responsible for its own conduct and the employment, control and conduct of its agents and employees and for injury to such agents or employees or to others through its agents or employees. Won & Co. assumes full responsibility for its agents and employees under applicable statutes and agrees to pay all employer taxes thereunder.

     WON & Co. will maintain at its own expense insurance against public liability in such an amount as the Directors of the Company may from time to time reasonably request.

     8. Expenses. The Funds will pay, or will be obligated to reimburse WON & Co. for, all expenses of qualifying shares of the Funds for sale under the so-called "Blue Sky" laws of any state, and expenses of preparing, printing and distributing advertising and sales literature (including expenses of registering shares under the Federal Securities Act and the 1940 Act and the preparation and printing of Prospectuses and Statements of Additional Information

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and reports as required by said Acts and the direct expenses of the issue of shares), and other expenses authorized by the Board of Directors pursuant to the Company's Plan of Distribution.

     9. Indemnification of the Company. WON & Co. agrees to indemnify and hold harmless the Company and each person who has been, is, or may hereafter be a Director of the Company against expenses reasonably incurred by any of them in connection with any claim or in connection with any action, suit or proceeding to which any of them may be a party, which arises out of or is a material fact, or out of any alleged misrepresentation or omission to state a material fact, on the part of WON & Co. or any agent or employee of WON & Co. or any other person for whose acts such misrepresentation or omission was made in reliance upon written information furnished by the Company. WON & Co. also agrees likewise to indemnify and hold harmless the Company and each such person in connection with any claim or in connection with any action, suit or proceeding which arises out of or is alleged to arise out of WON & Co.'s failure to exercise reasonable care and diligence with respect to its services rendered in connection with investment, reinvestment, automatic withdrawal and other plans for shares. The term "expenses" includes amounts paid in satisfaction of judgments or in settlements which are made with WON & Co.'s consent. The foregoing rights of indemnification shall be in addition to any other rights to which the Company or a Director may be entitled as a matter of law.

     10. Assignment Terminates this Contract; Amendments of this Contract.
This Contract shall automatically terminate, without the payment of any penalty, in the event of its assignment. This Contract may be amended only if such amendment be approved either by action of the Directors of the Company or at a meeting of the shareholders of the respective Funds by the affirmative vote of a majority of the outstanding shares of such Fund, and by a majority of the Directors of the Company who are not interested persons of the Funds or of WON & Co. by vote cast in person at a meeting called for the purpose of voting on such approval.

     11. Effective Period and Termination of this Contract. This Amended and Restated Contract shall take effect upon the date first above written and shall remain in full force and effect continuously (unless terminated automatically as set forth in Section 10) until terminated:

            (a) Either by the Company or WON & Co. by not more than sixty (60) days' nor less than ten (10) days' written notice delivered or mailed by registered mail, postage prepaid, to the other party; or

            (b)  If the continuance of this Amended and Restated
                 Contract after February 22, 1995 is not specifically approved at least annually by the Directors of the Company or the shareholders of the Funds by the affirmative vote of a majority of the outstanding shares of the Company, and by a majority of the Directors of the Company, and by a majority of the Directors of the Company who are not interested persons of the Fund or of WON & Co. by vote cast in person at a meeting called for the purpose of voting on such approval.
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     Action by the Company under (a) above may be taken by vote of its
Directors. The requirement under (b) above that continuance of this Amended and Restated Contract be "specifically approved at least annually" shall be construed in a manner consistent with the 1940 Act and the Rules and Regulations thereunder.

     Termination of this Amended and Restated Contract pursuant to this Section 11 shall be without the payment of any penalty.

     12. Certain Definitions. For the purposes of this Contract, the "affirmative vote of a majority of the outstanding shares of the Fund" means the affirmative vote, at a duly called and held meeting of shareholders of the Fund, (a) of the holders of 67% or more of the shares of the Fund present (in person or by proxy) and entitled to vote at such meeting, if the holders of more than 50% of the outstanding shares of the Fund entitled to vote at such meeting are present in person or by proxy, or (b) of the holders of more than 50% of the outstanding shares of the Fund entitled to vote at such meeting, whichever is less.

     For the purposes of this Contract, the terms "interested person" and "assignment" shall have the meanings defined in the 1940 Act, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under said Act.

     IN WITNESS WHEREOF, New USA Mutual Funds, Inc. and William O'Neil & Co. Incorporated have each caused this Amended and Restated Distributor's Contract to be signed in duplicate in its behalf, all as of the day and year first above written.

                                     NEW USA MUTUAL FUNDS, INC.



                                     By:
                                        ------------------------------
                                              Margaret R. Harries


                                     WILLIAM O'NEIL & CO. INCORPORATED



                                     By:
                                        -------------------------------
                                              William J. O'Neil




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